FREE WRITING PROSPECTUS	Filed Pursuant to Rule 433
Dated June 20, 2017	Registration No. 333-206413
Registration No. 333-206413-01

$750mm Ally Floorplan (AMOT) 2017-2 & 2017-3

Joint Leads:	J.P. Morgan(struc), BofAML, Lloyds
Co-Managers:	MUFG, PNC, Scotia, US Bank

Series	CL	AMT(MM)	WAL	MDY/F	E.FNL	SPREAD	$PX	Coup	%
AMOT 2017-2	A	$250.00	1.97	Aaa/AAA	6/17/2019	1ML+34	100.000
AMOT 2017-3	A-1	$200.00	2.96	Aaa/AAA	6/15/2020	1ML+43	100.000
AMOT 2017-3	A-2	$300.00	2.96	Aaa/AAA	6/15/2020	IntS+40	99.99060	2.04	2.052

Transaction Details:

* Ticker	:	AMOT 2017-2, AMOT 2017-3
* Exp Ratings	:	Moody’s, Fitch
* Registration	:	SEC Registered
* Exp Timing	:	Priced
* Expected Settle	:	06/28/2017
* First Pay Date	:	07/17/2017
* Denom	:	$1k x $1k
* B&D	:	J.P. Morgan
* CUSIPS	:	AMOT 2017-2 A: 02005AGB8
AMOT 2017-3 A-1:02005AGG7
AMOT 2017-3 A-2:02005AGM4

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.